Exhibit 99.1

Press Release

SOURCE: McLeodUSA Incorporated

McLeodUSA Officers Certify Q1 and Q2 2002 Results
Certification of 2001 Results Withheld - Adoption of SFAS 144 Will Result in Re-Audit of 2000 and 2001

CEDAR RAPIDS, Iowa--(BUSINESS WIRE)--Aug. 14, 2002--McLeodUSA Incorporated (Nasdaq:MCLD), one of the nation's largest independent competitive local exchange carriers, today announced that its Chief Executive Officer and Chief Financial Officer have certified its Forms 10-Q for the periods ended March 31 and June 30, 2002. It also filed the Form 10-Q for the period ended June 30, 2002 with the Securities and Exchange Commission ("SEC"). The Company officers have not made the certifications required by the SEC with respect to the Company's 2001 Form 10-K, as amended, and related 2001 financial information due to the fact that the Company's adoption of SFAS 144 "Accounting for the Impairment and Disposal of Long Lived Assets," which requires the Company to restate prior period financials to reflect discontinued operations, necessitates a re-audit of the Company's financial statements for the years ended December 2000 and 2001.

In connection with its Reorganization, McLeodUSA completed the sale of certain businesses, including its directory publishing business ("Pubco"), and recently entered into agreements to sell Illinois Consolidated Telephone Company ("ICTC") and other non-core businesses. In the Quarterly Report on Form 10-Q, based on the requirements of SFAS 144 "Accounting for the Impairment and Disposal of Long Lived Assets," McLeodUSA is reflecting these businesses and other businesses held for sale as discontinued operations. In accordance with accounting principles generally accepted in the United States of America, ("GAAP"), McLeodUSA is required to present its financial statements for the years ended December 31, 2000 and 2001, and each quarter, reflecting these businesses as discontinued operations. The Company's former auditors, Arthur Andersen LLP ("Arthur Andersen"), audited the Company's financial statements for the years ended December 31, 2000 and 2001. Since Arthur Andersen is no longer able to perform audits of publicly traded companies, in order to comply with GAAP requirements related to the financial presentation for discontinued operations, the SEC will, in effect, require McLeodUSA's new auditor, Deloitte & Touche LLP ("Deloitte & Touche"), to re-audit the Company's financial statements for the years ended December 31, 2000 and 2001 to provide McLeodUSA with an audit opinion on such financial statements.

While McLeodUSA believes its financial statements for these years, as audited by Arthur Andersen, complied with GAAP in all material respects when such statements were filed with the SEC, its Chief Executive Officer and Chief Financial Officer are unable to make certifications required by the SEC with respect to any financial information for the years ended December 31, 2001 and 2000, or any portion thereof, because the Company anticipates that the results of the Deloitte & Touche audit will differ from the prior audit by Arthur Andersen. Deloitte & Touche has informed McLeodUSA that they have a different interpretation than Arthur Andersen with respect to accounting standards applicable to revenue recognition on certain Indefeasible Rights of Use ("IRU") transactions completed by McLeodUSA during 2001. Deloitte & Touche's interpretation would result in a change in classification of such IRU transactions from sales-type leases to operating leases. Deloitte & Touche has also advised McLeodUSA that the AICPA-SEC Regulations Committee has very recently expressed a position on accounting treatment for IRU exchanges that will be applied retroactively and which differs from previously accepted accounting practices. This pronouncement would apply to one IRU contract for which the Company recorded revenue in 2001. As a result, the Deloitte & Touche re-audit process as it relates to these identified IRU transactions would likely result in a non-cash reduction in 2001 total revenue and gross margin of approximately $60 million and $20 million, respectively. These adjustments for the six months ended June 30, 2001 would be a reduction of approximately $33 million in revenue and $10 million in gross margin. Such adjustment would also result in an annual non-cash increase in revenue and gross margin of approximately $3 million in 2002 and going forward through the term of these multi-year agreements. Other adjustments, if any, which could be required as a result of the Deloitte & Touche re-audit, are unknown at this time.

In light of the Company's reorganization, sale of businesses, and implementation of "fresh-start" accounting on April 16, 2002, McLeodUSA believes that the expense and effort associated with a re-audit may not be in the best interest of the Company or its shareholders as it would result in financial statements that are not comparable to the reorganized Company's on-going operations. Therefore, the Company is considering seeking a waiver of this requirement from the SEC. If required, the Deloitte & Touche re-audits for 2000 and 2001 would be expected to be completed by the end of the first quarter of 2003.

About McLeodUSA

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of June 30, 2002, 43 ATM switches, 55 voice switches, 507 collocations, 525 DSLAMs and 4,740 employees. Visit the Company's Web site at www.mcleodusa.com.

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including closing of sales of businesses, revenue, EBITDA, profitability, savings and cash. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms, our ability to close on sales of businesses and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on the Form 10-K and Form 10-K/A both filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.



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Contact:

     McLeodUSA Incorporated, Cedar Rapids
     Investor Contact:
     Bryce E. Nemitz, 319/790-7800
     or
     Press Contact:
     Bruce A. Tiemann, 319/790-7800
     mcleodusa_ir@mcleodusa.com